Exhibit 4.1

CENTERPOINT ENERGY, INC.

FOURTH AMENDED AND RESTATED

INVESTOR’S CHOICE PLAN

(effective as of the close of business on January 28, 2016)

CenterPoint Energy, Inc., a Texas corporation (the “Company”), hereby amends and restates its Third Amended and Restated Investor’s Choice Plan (the “Prior Plan”) in its entirety to establish the following CenterPoint Energy, Inc. Fourth Amended and Restated Investor’s Choice Plan (the “Plan”):

RECITALS:

WHEREAS, the purpose of the Plan is to provide interested investors and holders of shares of the Company’s common stock, par value $0.01 per share, including associated preferred stock purchase rights (the “Common Stock”), a convenient, economical means of increasing their investment in the Company through (i) regular investment of cash dividends paid on shares of Common Stock, (ii) optional cash investments and/or (iii) initial cash investments in shares Common Stock; and

WHEREAS, the Company has appointed Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) as the new Administrator (as defined in Article I); and

WHEREAS, the Board of Directors deems it advisable and in the best interests of the Company that the Plan be amended to (i) accommodate certain capabilities of Broadridge as the new Administrator, and (ii) provide certain other clarifications in the Plan; and

WHEREAS, the Company desires to amend and restate the Prior Plan, effective as of the close of business on January 28, 2016 (the “Effective Date”), to (i) accommodate certain capabilities of Broadridge as the new Administrator, and (ii) provide certain other clarifications.

NOW, THEREFORE:

ARTICLE I

Definitions

The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:

Account

The term “Account” shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fraction of a share) of Common Stock (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof, and credited to such Participant and (ii) cash held in the Plan pending investment in Common Stock for such Participant.

Account Shares

The term “Account Shares” shall mean all shares (and/or a fraction of a share) of Common Stock credited to the Account of a Participant by the Administrator, which shall include shares deposited into the Plan pursuant to Section 4.1 hereof.

Administrator

The term “Administrator” shall mean the individual (who may be an employee of the Company), bank, trust company or other entity (including the Company) appointed from time to time by the Company to act as Administrator hereunder.

Administrator Account

As defined in Section 10.8 hereof.

Common Stock

As defined in the Recitals.

Company

As defined in the introduction to the Recitals.

Company Share Purchase Price

The term “Company Share Purchase Price,” when used with respect to newly issued shares of Common Stock or shares of Common Stock held in the Company’s treasury, shall mean the average of the high and low sales prices of Common Stock on a given trading day as reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal. In the absence of knowledge of inaccuracy, the Administrator may rely upon such prices as published in The Wall Street Journal. In the event no trading is so reported for a trading day, the Company Share Purchase Price for such shares may be determined by the Company on the basis of such market quotations as it deems appropriate.

Direct Deposit Authorization Form

The term “Direct Deposit Authorization Form” shall mean the documentation, including a voided check or deposit slip for the designated bank, savings or credit union account, that the Administrator shall require to be completed and received prior to a Participant having any Dividends on Account Shares not being reinvested in Common Stock paid by electronic direct deposit to the Participant’s predesignated bank, savings or credit union account pursuant to Section 7.7 hereof.

Dividend

The term “Dividend” shall mean cash dividends paid on Reinvestment Eligible Securities.

Dividend Payment Date

The term “Dividend Payment Date” shall mean a date on which a cash dividend on shares of Common Stock is paid.

Effective Date

As defined in the Recitals.

Eligible Securities

The term “Eligible Securities” shall mean those equity and debt securities of the Company and its subsidiaries, whether issued prior to, on or after the Effective Date, set forth in Section 6.1 hereof, and such other equity and debt securities of the Company and its subsidiaries as the Company may designate, in its sole discretion, pursuant to Section 6.2 hereof.

Enrollment Form

The term “Enrollment Form” shall mean the documentation that (i) the Administrator shall require to be completed and received prior to an investor’s enrollment in the Plan pursuant to Section 2.2, 2.3, 2.4 or 4.1 hereof, (ii) a Participant may submit to the Administrator to elect the automatic investing option under the Plan pursuant to Section 7.8 hereof, and (iii) a Participant may submit to the Administrator to change his options under the Plan pursuant to Section 7.1 hereof.

Exchange Act

The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Foreign Person

The term “Foreign Person” shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories and possessions.

Independent Agent

The term “Independent Agent” shall mean an agent independent of the Company who satisfies applicable legal requirements (including without limitation the requirements of Regulation M and Rule 10b-18 promulgated under the Exchange Act) and who has been selected by the Company, pursuant to Section 10.6 hereof, to serve as an Independent Agent for purposes of making open market purchases and sales of Common Stock under the Plan.

Interest

The term “Interest” shall mean interest payments made on Reinvestment Eligible Securities.

Investment Date

The term “Investment Date” shall mean each date on which the Administrator or Independent Agent shall begin to purchase or sell shares of Common Stock pursuant to the Plan. An Investment Date shall occur at least every fifth business day, and may occur as often as every business day, if practicable, as determined in the sole discretion of the Administrator.

Market Share Purchase Price

The term “Market Share Purchase Price,” when used with respect to shares of Common Stock purchased in the open market, shall mean the weighted average purchase price per share (including brokerage fees and commissions, any related service charges and applicable taxes) of the aggregate number of shares purchased in the open market for an Investment Date.

Market Share Sales Price

The term “Market Share Sales Price,” when used with respect to shares of Common Stock sold under the Plan, shall mean the weighted average sales price per share (less brokerage fees and commissions, any related service charges and applicable taxes) of the aggregate number of shares sold in the open market for that Investment Date. For the avoidance of doubt and with respect to fractional shares of Common Stock, the Investment Date shall be the trading day on which such fraction of a share was included in a sale of whole shares of Common Stock under the Plan.

Maximum Amount

As defined in Section 2.5 hereof.

Participant

As defined in Section 2.1 hereof.

Person

The term “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate or unincorporated organization.

Plan

As defined in the introduction to the Recitals.

Prior Plan

As defined in the introduction to the Recitals.

Reinvestment Eligible Securities

The term “Reinvestment Eligible Securities” shall mean (i) those Eligible Securities of which a Participant is the record or registered holder and on which the Participant has elected to have all or a portion of the Dividends or Interest paid reinvested in Common Stock and (ii) those Account Shares on which the Participant has elected to have all or a portion of the Dividends paid reinvested in Common Stock, which election under (i) or (ii) has been made by delivering a completed optional cash investment stub or a completed Enrollment Form, as the case may be, to the Administrator.

Statement of Account

The term “Statement of Account” shall mean a written statement prepared by the Administrator and sent to each Participant which reflects (i) all transactions to date completed under the Plan during the current calendar year, (ii) the number of Account Shares credited to such Participant’s Account at the date of such statement, (iii) the amount of cash, if any, credited to such Participant’s Account pending investment at the date of such statement and (iv) such additional information regarding such Participant’s Account as the Administrator may determine to be pertinent to the Participant.

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

ARTICLE II

Participation

Section 2.1. Participation. Any Person, whether or not a record holder of Common Stock, may elect to participate in the Plan; provided, however, that if such Person is a Foreign Person, he must provide evidence satisfactory to the Administrator that his participation in the Plan would not violate local laws applicable to the Company, the Plan or such Foreign Person.

An election by a Person to participate in the Plan shall be made by properly completing and returning to the Administrator an Enrollment Form and (i) electing to have Dividends on Eligible Securities of which such Person is the record holder invested in Common Stock pursuant to Section 2.2 hereof, (ii) electing to have Interest on Eligible Securities of which such Person is the registered owner invested in Common Stock pursuant to Section 2.3 hereof, (iii) depositing certificates representing Common Stock of which such person is the record holder into the Plan pursuant to Section 4.1 hereof or (iv) making an initial cash investment pursuant to Section 2.4 hereof.

Any Person who has met such requirements, has had his completed Enrollment Form accepted by the Administrator and has made and not revoked such election is herein referred to as a “Participant.” Notwithstanding the foregoing, each participant in the Prior Plan or the Plan on the Effective Date is automatically a Participant without submitting a new Enrollment Form; provided, however, that any such Participant who wishes to change his current participation in any way must submit written or facsimile instructions or a new Enrollment Form to the Administrator. A Participant (or a Person completing an Enrollment Form in order to become a Participant) may elect to participate in any or all forms of investment provided in Sections 2.2 through 2.5 hereof and to utilize the Plan’s safekeeping services provided in Section 4.1 hereof by submitting an Enrollment Form designating such election to the Administrator; provided, however, that any such Participant elects to reinvest in Common Stock at least 10% of the Dividends on each of such Participant’s Account Shares; and provided, further, that so long as a Participant meets the minimum dividend reinvestment requirement, such Participant may, in lieu of an Enrollment Form, submit to the Administrator (i) written or facsimile instructions in order to elect Dividend and/or Interest reinvestment pursuant to Sections 2.2 and/or 2.3 hereof, (ii) a completed optional cash investment stub attached to a quarterly Statement of Account in order to elect to make optional cash investments pursuant to Section 2.5 hereof and (iii) the stock certificates representing the Common Stock to be deposited into the Plan in order to elect to utilize the safekeeping services provided by the Plan.

Section 2.2. Dividend Reinvestment. A Participant may elect to have all or a portion of any Dividend on each of his Reinvestment Eligible Securities invested in shares (and/or a fraction of a share) of Common Stock to be credited to his Account in lieu of receiving such Dividend directly; provided, however, that each Participant must reinvest in Common Stock at least 10% of the Dividends on each of such Participant’s Account Shares. Subject to Section 3.1, if a Participant elects to reinvest only a portion of the Dividends received on his Reinvestment Eligible Securities, the portion of Dividends not reinvested will be sent to the Participant by check in the manner otherwise associated with payment of such Dividends or, if such Reinvestment Eligible Securities are also Account Shares, by electronic direct deposit if the Participant has elected the direct deposit option provided in Section 7.7 hereof.

Section 2.3. Interest Reinvestment. A Participant may elect to have all or a portion of any Interest on his Reinvestment Eligible Securities invested in shares (and/or a fraction of a share) of Common Stock to be credited to his Account in lieu of receiving such Interest directly. If a Participant elects to reinvest only a portion of the Interest on his Reinvestment Eligible Securities, that portion of Interest not reinvested in Common Stock will be sent to the Participant by check in the manner otherwise associated with payment of Interest or by electronic direct deposit if the Participant has elected the direct deposit option provided in Section 7.7 hereof.

Section 2.4. Initial Cash Investment. A Person not already a Participant may become a Participant by (i) making an initial cash payment of at least $250, or (ii) in the case of a Person who is already a record or registered holder of Eligible Securities, of at least $50, by personal check or money order payable to CenterPoint Energy, Inc. Investor’s Choice Plan, to be invested in Common Stock pursuant to Section 3.4 hereof; provided, however, that such initial cash payment may not exceed $120,000 and payment for such initial cash investment must be accompanied by a completed Enrollment Form. Any Participant that makes an initial cash investment pursuant to this Section 2.4 and does not designate his reinvestment election with respect to shares of Common Stock purchased with such investment shall be deemed to have elected that all Dividends paid on each such share of Common Stock shall be reinvested in Common Stock pursuant to Article III hereof.

Section 2.5. Optional Cash Investments. A Participant may elect to make cash payments at any time or from time to time to the Plan, by personal check or money order payable to CenterPoint Energy, Inc. Investor’s Choice Plan or by automatic deductions from a predesignated bank, savings or credit union account pursuant to Section 7.8 hereof, for investment in Common Stock pursuant to Section 3.4 hereof; provided, however, that any Participant who elects to make optional cash investments pursuant to this Section 2.5 must invest at least $50 for any single investment and may not invest more than $120,000 in aggregate amount in any calendar year (the “Maximum Amount”). For purposes of determining whether the Maximum Amount has been reached, initial cash investments shall be counted as optional cash investments. Any Participant that makes an optional cash investment pursuant to this Section 2.5 and does not designate his reinvestment election with respect to shares of Common Stock purchased with such investment shall be deemed to have elected that all Dividends paid on each such share of Common Stock shall be reinvested in Common Stock pursuant to Article III hereof.

Section 2.6. Receipt of Cash Investments. All cash investments are subject to collection by the Administrator for full face value in U.S. funds. The method of delivery of any cash investment is at the election and risk of the Participant and will be deemed received when actually received by the Administrator.

ARTICLE III

Dividend and Interest Reinvestment and Stock Purchase

Section 3.1. Dividend and Interest Reinvestment. Each Participant must elect to reinvest in Common Stock at least 10% of the Dividends on each of such Participant’s Account Shares. Any Participant that makes an initial cash investment pursuant to Section 2.4 or an optional cash investment pursuant to Section 2.5 and does not designate his reinvestment election with respect to such shares of Common Stock shall be deemed to have elected that all Dividends paid on each such share of Common Stock shall be reinvested in Common Stock pursuant to this Article III. Any Participant that deposits shares of Common Stock into the Plan pursuant to Section 4.1 and does not designate his reinvestment election with respect to such shares of Common Stock on the Enrollment Form accompanying such stock certificate(s) shall be deemed to have elected that all Dividends paid on each such share of Common Stock shall be reinvested in Common Stock pursuant to this Article III. If a Participant that has elected partial reinvestment on an Enrollment Form or a returned stub from a Statement of Account does not specify the partial reinvestment percentage, then such Participant shall be treated as having elected to have 100% of the cash dividends paid on each Account Share reinvested in Common Stock until the Administrator receives written instructions from such Participant designating the partial reinvestment percentage. Dividends and Interest as to which reinvestment has been elected (or deemed elected) by a Participant shall be paid to the Administrator or its nominee on behalf of such Participant. Dividends and Interest shall be reinvested, at the Company’s election, in either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company’s treasury purchased from the Company or (ii) shares of Common Stock purchased in the open market.

Section 3.2. Dividend and Interest Reinvestment in Newly Issued or Treasury Shares. Dividend and Interest reinvestment in newly issued shares of Common Stock or shares of Common Stock held in the Company’s treasury shall be governed by this Section 3.2. On an Investment Date with respect to which the Company elects to issue new shares or sell shares of Common Stock held in the Company’s treasury to the Plan in order to effect the reinvestment of Dividends and/or Interest, the Company shall issue to the Administrator upon the Company’s receipt of the funds described in (a) below, for crediting by the Administrator to the Account of a Participant, a number of shares (and/or fraction of a share rounded to four decimal places) of Common Stock equal to (a) the amount of any Dividends and/or Interest paid to the Administrator on behalf of such Participant since the preceding Investment Date plus the amount of any Dividends paid to the Administrator on behalf of such Participant on such Investment Date divided by (b) the Company Share Purchase Price on the trading day immediately preceding such Investment Date. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participants. No interest shall be paid on Dividends or Interest held pending reinvestment pursuant to this Section 3.2.

Section 3.3. Dividend and Interest Reinvestment in Shares Purchased in the Open Market. Dividend and Interest reinvestment in shares of Common Stock purchased in the open market shall be governed by this Section 3.3. On an Investment Date with respect to which the Company elects to effect reinvestment of Dividends and/or Interest in shares of Common Stock purchased in the open market, the Administrator shall (if it is an Independent Agent), or shall cause an Independent Agent to, apply the amount of any Dividends and/or Interest paid to the Administrator on behalf of the Participants since the preceding Investment Date plus the amount of any Dividends paid to the Administrator on behalf of the Participants on such Investment Date to the purchase of shares of Common Stock in the open market. Purchases in the open market pursuant to this Section 3.3 and Subsection 3.4.2 hereof may begin on the applicable Investment Date and shall be completed no later than five days from such date unless completion at a later date is necessary or advisable under applicable law, including without limitation any federal securities laws. Any Dividends, Interest, optional cash investments and initial cash investments to be reinvested in shares of Common Stock purchased in the open market pursuant to this Section 3.3 and Subsection 3.4.2 hereof not reinvested in shares of Common Stock within 30 days of receipt by the Administrator, or if the Company is not the Administrator, by the Company, shall be promptly returned to the Participant at his address of record by mail. Open market purchases pursuant to this Section 3.3 and Subsection 3.4.2 hereof may be made on any securities exchange on which the Common Stock is traded, in the over-the-counter market or by negotiated transactions, and may be upon such terms and subject to such conditions with respect to price and delivery to which the Independent Agent (including the Administrator if it is also an Independent Agent) may agree. With regard to open market purchases of shares of Common Stock pursuant to this Section 3.3 and Subsection 3.4.2 hereof, none of the Company, the Administrator (if it is not also serving as the Independent Agent) or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom purchases may be made. For the purpose of making, or causing to be made, purchases of shares of Common Stock pursuant to this Section 3.3 and Subsection 3.4.2 hereof, and sales of Account Shares pursuant to Section 5.1 hereof, the Independent Agent shall be entitled to commingle each Participant’s funds with those of all other Participants and to offset purchases of shares of Common Stock against sales of shares of Common Stock to be made for Participants, resulting in a net purchase or a net sale of shares. The number of shares (and/or fraction of a share rounded to four decimal places) of Common Stock that shall be credited to a Participant’s Account with respect to an Investment Date to which this Section 3.3 applies shall be equal to (a)(i) the amount of any Dividends and/or Interest paid to the Administrator on behalf of such Participant since the preceding Investment Date plus (ii) the amount of any Dividends paid to the Administrator on behalf of such Participant on such Investment Date less (iii) any Dividends and/or Interest to be returned to such Participant pursuant to this Section 3.3 divided by (b) the Market Share Purchase Price with respect to such Investment Date. Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants. No interest shall be paid on Dividends or Interest held pending reinvestment pursuant to this Section 3.3.

Section 3.4. Investment of Optional Cash Payments and Initial Cash Payments. Any optional cash investments and initial cash investments received by the Administrator from a Participant at least two business days prior to an Investment Date shall be invested, beginning on such Investment Date, in either (i) newly issued shares or shares of Common Stock held in the Company’s treasury in the manner provided in Subsection 3.4.1 hereof, or (ii) Common Stock purchased in the open market in the manner provided in Subsection 3.4.2 hereof. Optional cash investments and initial cash investments not received by the Administrator at least two business days prior to an Investment Date need not be invested on such Investment Date; provided, however, that any such optional cash investments and initial cash investments not invested on such Investment Date shall be invested beginning on the next succeeding Investment Date. No interest shall be paid on optional cash investments and initial cash investments held pending investment pursuant to this Section 3.4.

Subsection 3.4.1 Newly Issued or Treasury Shares. On an Investment Date with respect to which the Company elects to issue new shares or sell shares of Common Stock held in the Company’s treasury to the Plan in order to effect the investment of optional cash investments and initial cash investments, the Company shall issue to the Administrator upon the Company’s receipt of the funds described in (a) below, for crediting by the Administrator to the Account of a Participant, a number of shares (and/or fraction of a share rounded to four decimal places) of Common Stock equal to (a) the amount of any optional cash investments and/or initial cash investment received by the Administrator from such Participant since the preceding Investment Date (excluding any amounts received from such Participant within two business day of such Investment Date but including any amounts received from such Participant within two business days prior to the preceding Investment Date that were not invested on the preceding Investment Date as set forth in Section 3.4 hereof) divided by (b) the Company Share Purchase Price on the trading day immediately preceding such Investment Date. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for the Participants.

Subsection 3.4.2 Shares Purchased in the Open Market. On an Investment Date with respect to which the Company elects to effect the investment of optional cash investments and initial cash investments in shares of Common Stock purchased in the open market, the Administrator shall (if it is an Independent Agent), or shall cause an Independent Agent to, purchase for crediting by the Administrator to the Account of a Participant a number of shares (and/or fraction of a share rounded to four decimal places) of Common Stock in the open market equal to (a)(i) the amount of any optional cash investments and/or initial cash investment received by the Administrator from such Participant since the preceding Investment Date (excluding any amounts received from such Participant within two business days of such Investment Date but including any amounts received from such Participant within two business days prior to the preceding Investment Date as set forth in Section 3.4 hereof) less (ii) any optional cash investments and/or initial cash investments to be returned to such Participant pursuant to Section 3.3 hereof divided by (b) the Market Share Purchase Price with respect to such Investment Date. Such purchases shall be made in the manner set forth in Section 3.3 hereof. Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants.

Subsection 3.4.3 Request to Stop Investment. Requests to stop future electronic automatic transfers of funds in accordance with Section 7.8 hereof must be received by the Administrator at least two weeks in advance of the monthly or quarterly purchase date, as the case may be, to be effective for such purchase date. All optional cash investments and initial cash investments received by the Administrator shall be irrevocable and considered final.

Section 3.5. Minimum Dividend Reinvestment. At a minimum, each Participant shall reinvest in Common Stock at least 10% of the Dividends on each of such

Participant’s Account Shares. In no event shall any Participant elect (or be deemed to have elected) to reinvest in Common Stock less than 10% of the Dividends on each of such Participant’s Account Shares.

ARTICLE IV

Safekeeping Services for Deposited Common Stock

Section 4.1. Deposited Common Stock. A Participant who has already delivered an Enrollment Form to the Administrator may elect to have certificate(s) representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by delivering such certificate(s) to the Administrator, while a Person meeting the requirements set forth in Section 2.1 hereof who is not yet a Participant may elect to have his certificate(s) representing shares of Common Stock of which he is the record holder deposited into the Plan by completing an Enrollment Form and delivering such certificate(s) and Enrollment Form to the Administrator; provided, however, that any such Participant or Person, as the case may be, elects (or has previously elected) to reinvest in Common Stock at least 10% of the Dividends on each of such Participant’s Account Shares (including the shares of Common Stock represented by such certificate(s)). Shares of Common Stock so deposited shall be transferred into the name of the Administrator or its nominee and credited to the depositing Participant’s Account. Dividends paid on shares of Common Stock deposited into the Plan pursuant to this Section 4.1 shall be reinvested in Common Stock pursuant to Article III hereof in accordance with the depositing Participant’s reinvestment election designated on a completed Enrollment Form. Any Participant that deposits shares of Common Stock into the Plan pursuant to this Section 4.1 and does not designate his reinvestment election with respect to such shares of Common Stock on the Enrollment Form accompanying such stock certificate(s) shall be deemed to have elected that all Dividends paid on each such share of Common Stock shall be reinvested in Common Stock pursuant to Article III.

Section 4.2. Withdrawal of Common Stock Deposited Pursuant to Section 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 7.2 hereof.

ARTICLE V

Sale of Account Shares; Gift or Transfer of Account Shares

Section 5.1. Sale of Account Shares. At any time, a Participant may request, by written instructions (including via the Administrator’s website), that the Administrator sell all or a portion of his whole Account Shares. The Administrator (if it is not also an Independent Agent) shall forward such sale instructions to the Independent Agent as soon as practicable, but within five business days, after receipt thereof (except in the case of instructions to sell all whole Account Shares of a Participant described below in the immediately following paragraph). The Independent Agent shall make such sales as soon as practicable (in accordance with stock transfer requirements and federal and state securities laws) after processing such sale instructions. Within five business days after the sale has been completed by the Independent Agent, the Administrator shall send an amount equal to (a) the Market Share Sales Price multiplied by (b) the number of his Account Shares sold less any applicable fees to such Participant by check mailed to his address of record or by direct deposit to the Participant’s designated direct deposit account, if such Participant has elected the direct deposit option pursuant to Section 7.7 hereof.

If instructions for the sale of Account Shares are received by the Administrator on or after the record date relating to a Dividend Payment Date but before the Dividend Payment Date, the shares of Common Stock purchased from the reinvestment of such Dividends shall be credited to the Participant’s Account, and (i) if the Participant’s sale instructions cover less than all of his whole Account Shares, the sale shall be processed as described above in the immediately preceding paragraph or (ii) if the Participant’s sale instructions cover all of his whole Account Shares, the sale instructions shall be processed as described above in the immediately preceding paragraph with respect to the Participant’s current whole Account Shares and the sale instructions with respect to Account Shares purchased on such Dividend Payment Date shall be processed promptly following such Dividend Payment Date. In the case of the Account Shares purchased on the Dividend Payment Date in clause (ii), the Administrator shall forward such sale instructions to the Independent Agent promptly (within at least five business days) after such Dividend Payment Date.

With regard to open market sales of Account Shares pursuant to this Section 5.1, none of the Company, the Administrator (if it is not also serving as the Independent Agent) or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be sold, the markets on which such shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom sales may be made, except that the timing of such sales must be made in accordance with the terms and conditions of the Plan.

Section 5.2. Gift or Transfer of Account Shares. A Participant may elect to transfer (whether by gift, private sale or otherwise) ownership of all or a portion of his Account Shares to the Account of another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator written instructions to that effect and a stock assignment (stock power) with the Participant’s signature guaranteed by a member of the Medallion Signature Guarantee program (or a successor signature guarantee program acceptable to the Administrator), acceptable to the Administrator. No fraction of a share of Common Stock credited to the transferor’s Account shall be transferred unless the transferor’s entire Account is transferred.

Account Shares transferred in accordance with the preceding paragraph shall continue to be registered in the name of the Administrator as custodian and shall be credited to the transferee’s Account. If the transferee is not already a Participant, an Account shall be opened in the name of the transferee and the Administrator shall send the transferee an Enrollment Form as soon as practicable after such transfer. Until the transferee elects otherwise or the transferor specifically requests that the new Account be enrolled in one or more of the Plan’s options, the new Account will be treated as having elected (i) to have shares held in safekeeping under the Plan and (ii) to have all Dividends paid on such Account Shares reinvested in Common Stock pursuant to Article III hereof. If the transferee is already a Participant, the Account Shares so transferred shall be treated as other Account Shares of the transferee already in such Participant’s Account. The transferor may request that the Administrator deliver a Statement of Account to the transferor for personal delivery to the transferee. The Administrator shall comply with any such request of a transferor relating to Statements of Account as soon as practicable following receipt of such request.

If transfer instructions with regard to Account Shares are received by the Administrator on or after the record date relating to a Dividend Payment Date but before the Dividend Payment Date, the shares of Common Stock purchased from the reinvestment of such Dividends shall be credited to the Participant’s Account, and (i) if the Participant’s transfer instructions cover less than all of his whole Account Shares, the transfer shall be processed as described above in the immediately preceding paragraph or (ii) if the Participant’s transfer instructions cover all of his whole Account Shares, the transfer shall be processed as described above in the immediately preceding paragraph with respect to the Participant’s current whole Account Shares and the transfer with respect to Account Shares purchased with the reinvestment of such Dividends on such Dividend Payment Date shall be processed promptly following such Dividend Payment Date. In the case of the Account Shares purchased with the reinvestment of Dividends on the Dividend Payment Date in clause (ii), the Administrator shall effect such transfer as soon as practicable after such Dividend Payment Date.

Subsection 5.2.1 Transfer of Account Shares to a Broker. Upon receipt of customary documentation from a Participant’s broker to electronically transfer a specified number of whole Account Shares from such Participant’s Account to such Participant’s brokerage account at such broker, the Administrator shall transfer the requested number of whole Account Shares from such Participant’s Account to such Participant’s broker.

Section 5.3. Reinvestment of Dividends on Remaining Account Shares. If a Participant has elected to reinvest Dividends on less than all of such Participant’s Account Shares and the Participant elects to (i) sell a portion of his Account Shares pursuant to Section 5.1 hereof, (ii) transfer a portion of his Account Shares pursuant to Section 5.2 hereof or (iii) withdraw a portion of his Account Shares pursuant to Section 7.2 hereof, the Account Shares which are subject to partial reinvestment shall be sold, transferred or withdrawn, as the case may be, before any Account Shares which are subject to full reinvestment are sold, transferred or withdrawn unless the Participant gives specific instructions to the contrary in connection with such sale, transfer or withdrawal of Account Shares.

ARTICLE VI

Eligible Securities

Section 6.1. Eligible Securities. As of the Effective Date, shares of Common Stock are the only debt and equity securities of the Company and its subsidiaries that shall be Eligible Securities.

Section 6.2. Additional Eligible Securities. The Company may from time to time or at any time designate other debt or equity securities of the Company and its subsidiaries as Eligible Securities by notifying the Administrator in writing of the designation of such securities as Eligible Securities.

ARTICLE VII

Treatment of Accounts

Section 7.1. Changing Plan Options. A Participant may elect to change his Plan options, including (i) changing the reinvestment levels of Dividends and Interest on Reinvestment Eligible Securities subject to the minimum reinvestment requirement set forth in Sections 3.1 and 3.6 hereof, and (ii) changing the designation of Reinvestment Eligible Securities, by delivering to the Administrator written or facsimile instructions or a new Enrollment Form to that effect. To be effective with respect to any Dividend or Interest payment, the instructions or Enrollment Form with respect to such Reinvestment Eligible Securities must be received by the Administrator at least five business days before the record date relating to such Dividend and/or Interest. If the instructions or Enrollment Form are not received by the Administrator at least five business days before the record date relating to such Dividend and/or Interest, such instructions shall not become effective until after the payment of such Dividend and/or Interest. The shares of Common Stock purchased from the reinvestment of such Dividend and/or Interest shall be credited to the Participant’s Account. After the Administrator’s receipt of effective option changing instructions, Dividends and Interest on

Reinvestment Eligible Securities as to which the reinvestment election has been revoked will be paid in cash or with regard to Dividends on Common Stock, by direct deposit to the Participant’s designated direct deposit account, if such Participant has elected the direct deposit option pursuant to Section 7.7 hereof.

Section 7.2. Right of Withdrawal. A Participant may, at any time or from time to time, withdraw from the Plan all or any part (other than fractions) of his Account Shares by delivering to the Administrator (i) appropriate withdrawal instructions to that effect, if such Participant will be the record holder of such Account Shares after withdrawal or (ii) written instructions specifying the recipient’s name, address, Social Security number and telephone number (or such items as required by the Administrator) and a stock assignment (stock power) to that effect with the Participant’s signature guaranteed by a member of the Medallion Signature Guarantee program (or a successor signature guarantee program acceptable to the Administrator), if the Participant will not be the record holder of such Account Shares after withdrawal. Subject to limitations described in the immediately following paragraph, within two business days of the Administrator’s receipt of (i) appropriate withdrawal instructions or (ii) appropriate written transfer instructions and a stock assignment (stock power) with the Participant’s signature guaranteed by a member of the Medallion Signature Guarantee program (or a successor signature guarantee program acceptable to the Administrator), as the case may be, which indicates the Participant’s desire to withdraw certain of his whole Account Shares, the Administrator shall send to the Participant at his address of record, or to the address of any Person that the Participant designated, a book statement representing such designated Account Shares.

If withdrawal instructions with regard to Account Shares are received by the Administrator on or after the record date relating to a Dividend Payment Date but before the Dividend Payment Date, the shares of Common Stock purchased from the reinvestment of such Dividends shall be credited to the Participant’s Account, and (i) if the Participant’s withdrawal instructions cover less than all of his Account Shares, the withdrawal shall be processed as described above in the immediately preceding paragraph or (ii) if the Participant’s withdrawal instructions cover all of his whole Account Shares, the withdrawal instructions shall be processed as described above in the immediately preceding paragraph with respect to the Participant’s current whole Account Shares and the withdrawal instructions with respect to Account Shares purchased with the reinvestment of such Dividends on such Dividend Payment Date shall be processed promptly following such Dividend Payment Date. In the case of the Account Shares purchased with the reinvestment of Dividends on the Dividend Payment Date in clause (ii), the Administrator shall effect such withdrawal as soon as practicable after such Dividend Payment Date and shall send to the Participant at his address of record, or to the address of any Person that the Participant designated, a book statement representing such withdrawn Account Shares.

Withdrawal of Account Shares shall not affect reinvestment of Dividends on the Account Shares withdrawn unless (i) the Participant is no longer the record holder of such Account Shares, (ii) such reinvestment is changed by the Participant by delivering to the Administrator written or facsimile instructions or an Enrollment Form to that effect pursuant to Section 7.1 hereof or (iii) the Participant has terminated his participation in the Plan.

Section 7.3. Right of Termination of Participation. If a Participant’s written instructions to the Administrator indicate the Participant’s desire to terminate his participation in the Plan, the Administrator shall treat such request as a withdrawal of all of such Participant’s whole Account Shares pursuant to Section 7.2 hereof. As soon as practicable after receipt of termination instructions, the Administrator shall (i) record (or cause the transfer agent of the Common Stock to record) a book-entry position on the Company’s stock transfer records representing all whole Account Shares, if any, pursuant to Section 7.2 hereof, and (ii) mail to the Participant at his address of record a check for, or direct deposit to the Participant’s designated direct deposit account, if such Participant has elected the direct deposit option pursuant to Section 7.7 hereof, an amount equal to the sum of (x) the amount of cash credited to such Participant’s Account pending investment in Common Stock and (y) the cash value of any fraction of a share of Common Stock credited to his Account. Such fraction of a share shall be valued at the Market Share Sales Price.

Section 7.4. Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities representing stock splits or other noncash distributions on Account Shares shall be credited to such Participant’s Account. Stock splits, combinations, recapitalizations and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts on a pro rata basis. In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares of Common Stock credited to his Account.

Section 7.5. Shareholder Materials; Voting Rights. The Administrator shall send or forward to each Participant all applicable proxy solicitation materials, other shareholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A Participant may vote any of his whole Account Shares in person or by proxy. A Participant’s proxy card shall include his whole Account Shares and shares of Common Stock of which he is the record holder. Account Shares shall not be voted unless a Participant or his proxy votes them. Fractions of shares of Common Stock shall not be voted.

Solicitation of the exercise of Participants’ voting rights by the management of the Company and others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants’ tender or exchange offer rights by management of the Company and others shall also be permitted. The Administrator shall notify the Participants of each occasion for the exercise of their voting rights or rights with respect to a tender offer or exchange offer within a reasonable time before such rights are to be exercised. Such notification shall include all information distributed to the shareholders of the Company by the Company regarding the exercise of such rights.

Section 7.6. Statements of Account. As soon as practicable after each calendar quarter, the Administrator shall send to each Participant a quarterly Statement of Account. Additionally, the Administrator shall send a confirmation to each Participant promptly after each cash investment, deposit of Common Stock into the Plan pursuant to Section 4.1 hereof or sale, transfer or withdrawal of Account Shares by such Participant. The Administrator need not confirm Dividend and Interest reinvestments individually but shall confirm any such reinvestments on quarterly Statements of Account.

Section 7.7. Direct Deposit Option. A Participant may elect to have any Dividends on Account Shares not being reinvested in Common Stock pursuant to the Plan paid by electronic direct deposit to the Participant’s predesignated bank, savings or credit union account. To receive such direct deposit of funds, a Participant must complete and return a Direct Deposit Authorization Form to the Administrator, along with a voided check or deposit slip for the designated account. Direct deposit authorizations must be received by the Administrator at least 30 days before an applicable Dividend Payment Date to be effective for that Dividend

Payment Date. Participants can cancel direct deposit of Dividends by notifying the Administrator in writing or by facsimile. In order to be effective for an applicable Dividend Payment Date, the Administrator must receive the cancellation notice at least 30 days before that Dividend Payment Date. To change a designated bank, savings or credit union account for direct deposit of Dividends, the Administrator must receive written notice, accompanied by a voided check or deposit slip for the new bank account, at least 30 days before an applicable Dividend Payment Date.

Section 7.8. Automatic Investing Option. A Participant may elect to make automatic monthly or quarterly investments of a specified amount (not less than $50 per purchase nor more than $120,000 per calendar year) by electronic automatic transfer of funds from a predesignated bank, savings or credit union account. A Participant must complete an Enrollment Form and return it to the Administrator, along with a voided check or deposit slip for the designated account, at least 30 days before initiating automatic investing. If the monthly investment option is chosen, automatic investing shall be made on the first Investment Date that is on or after the 10th day of such month. If the quarterly investment option is chosen, investments shall be made on the first Investment Date that is on or after the 10th day of each March, June, September and December. Automatic investing deductions shall be made two business days before the Investment Date. A Participant shall be charged a returned check fee by his bank if the designated bank, savings or credit union account does not have sufficient funds to cover the authorized deduction.

A Participant may change the amount of his automatic investment by notifying the Administrator in writing or by facsimile of the new amount, and the change shall be effective approximately two weeks after the notice is received. A Participant may cancel automatic investing by instructing the Administrator in writing or by facsimile to cancel the automatic investing, and the cancellation shall be effective approximately two weeks after the notice is received. To change a designated bank, savings or credit union account, a Participant must notify the Administrator in writing, by telephone or by facsimile at least 30 days before the change is to take effect and supply a voided check or deposit slip for the new account.

Section 7.9. No Pledging or Assigning Account Shares. Account Shares held in a Participant’s Account cannot be pledged or assigned. A Participant who wishes to pledge or assign any of such Participant’s Account Shares must request that they be withdrawn from the Plan and electronically issued to the Participant along with a book statement representing such withdrawn Account Shares.

ARTICLE VIII

Certificates and Fractions of Shares

Section 8.1. Certificates. Shares of Common Stock purchased for a Participant will be held in an automated, electronic record keeping system by the Administrator in its name or the name of its nominee. Certificates will not be issued for shares (or fractions of shares) of Common Stock, including shares of Common Stock deposited into the Plan pursuant to Section 4.1. The number of shares, including fractional shares, held for each Participant will be shown on each Statement of Account. A Participant may request that whole Account Shares be electronically transferred to such Participant’s brokerage account by authorizing his broker to do so, which request must be made through such Participant’s broker and contain customary documentation acceptable to the Administrator.

Section 8.2. Fractional Shares. Fractions of shares of Common Stock shall be credited to Accounts as provided in Article III hereof; provided, however, that no certificate for a fraction of a share shall be distributed to any Participant at any time; and provided, further, that the Company shall issue and sell only whole shares of Common Stock to the Administrator in respect of Dividends and Interest reinvested in, and purchases made by the Administrator hereunder of, newly issued shares or shares of Common Stock held in the Company’s treasury.

The allocation of all fractional shares under the Plan shall be aggregated with all Participant requests during any given Investment Date, or if no such requests are received on such Investment Date, the next Investment Date on which a Participant request is received, with the aggregate fractional shares being purchased or sold, as the case may be, in whole shares of Common Stock in one cumulative transaction.

In the event that, upon a Participant’s termination of participation in the Plan, the Account of such Participant is credited with a fraction of a share of Common Stock, such fraction of a share may be purchased by the Administrator at the Company Share Purchase Price determined as of the trading date specified in Section 7.3, 9.1 or 9.4 hereof, as the case may be, or sold in the open market by the Administrator and the proceeds thereof (valued at the Market Share Sales Price) shall be remitted to such Participant as set forth in Section 7.3, 9.1 or 9.4 hereof, respectively.

On each Investment Date, the Administrator shall first apply the aggregate amount of optional cash investments, initial cash investments, Dividends and Interest to the purchase of all currently existing fractional shares of Common Stock. If the remaining aggregate amount of optional cash investments, initial cash investments, Dividends and Interest is not sufficient to purchase a whole number of shares of Common Stock, the Administrator, as agent for the Company, will purchase an additional share of Common Stock. The fraction of a share that has been purchased shall be credited to an account established and maintained by the Administrator, and the remaining fraction of a share shall be allocated among the Participants’ Accounts as necessary.

ARTICLE IX

Concerning the Plan

Section 9.1. Suspension, Modification and Termination. The Company may at any time and from time to time, at its sole option, suspend, modify, amend or terminate the Plan, in whole, in part or in respect of Participants in one or more jurisdictions; provided, however, no such amendment shall decrease the Account of any Participant or result in a distribution to the Company of any amount credited to the Account of any Participant. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in the Plan pursuant to Section 7.3 hereof, except that any fraction of a share of Common Stock shall be valued at the Market Share Sales Price. The Administrator shall promptly send each affected Participant notice of such suspension, modification or termination.

Section 9.2. Rules and Regulations. The Company may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Company shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.

Section 9.3. Costs. All costs of administration of the Plan shall be paid by the Company; provided, however, that any brokerage fees and commissions, service charges or applicable taxes incurred in connection with open market purchases and sales of shares of Common Stock made under the Plan shall be borne by the Participants. As of the date hereof, the following service charges are in effect:

•	Copy of paid check ($5.00)

•	Non-sufficient funds check return ($35.00)

•	Copy of cancelled certificate ($7.50)

•	Copy of filed tax form ($2.00)

•	Duplicate Account Statement ($2.00)

•	Research ($75.00 per item/hour)

•	Funds wire transfer ($30.00)

•	Rush stock transfer ($50.00)

•	Processing fee for lost certificate ($50.00)

•	Surety bond premium on lost certificate (2%).

The Administrator shall not change the cost of any service charges or add any additional service charges without the prior written consent of an executive officer of the Company.

Section 9.4. Termination of a Participant. If a Participant does not have at least one whole Account Share or own or hold any other Reinvestment Eligible Securities, the Participant’s participation in the Plan shall be terminated by the Company. Additionally, the Company, in its sole discretion, may terminate any Participant’s participation in the Plan after written notice mailed in advance to such Participant at his address of record. Upon any such termination, the Account of such Participant shall be treated as if he had elected to terminate his participation in the Plan pursuant to Section 7.3 hereof, except that any fraction of a share of Common Stock shall be valued at the Market Share Sales Price.

Section 9.5. Interpretation of Plan. With respect to any matter relating to the Plan, including, without limitation, the timing and pricing of purchases and sales of Common Stock for Participants, the written provisions of the Plan as set forth herein shall be controlling. None of the Company, the Administrator or any Independent Agent shall be liable for a Participant’s reliance on any oral statement that is inconsistent with the written provisions of the Plan as set forth herein.

ARTICLE X

Administration of the Plan

Section 10.1. Selection of an Administrator. The Administrator shall be appointed by the Company. The Administrator’s appointment to serve as such may be revoked by the Company at any time. The Administrator may resign at any time upon reasonable notice to the Company. In the event that no Administrator is appointed, the Company shall be deemed to be the Administrator for purposes of the Plan. The Company shall be the initial Administrator.

Section 10.2. Compensation. The officers of the Company shall make such arrangements regarding compensation, reimbursement of expenses and indemnification of the Administrator and any Independent Agent as they from time to time deem reasonable and appropriate.

Section 10.3. Authority and Duties of Administrator. The Administrator shall have the authority to undertake any act necessary to fulfill its duties as set forth in the various provisions of the Plan. Upon receipt, the Administrator shall deposit all Dividends, Interest, optional cash investments and initial cash investments in the Administrator Account. The Administrator shall maintain appropriate records of the Accounts of Participants.

Section 10.4. Liability of the Company, the Administrator and Any Independent Agent. The Company, the Administrator and any Independent Agent shall not be liable for any act done in good faith, or for the good faith omission to act in administering or performing their duties with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s Account upon such Participant’s death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased or sold for a Participant’s Account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares.

Section 10.5. Records and Reports. The Administrator shall keep appropriate records concerning the Plan, Accounts of Participants, purchases and sales of Common Stock made under the Plan and Participants’ addresses of record and shall send Statements of Account and confirmations to each Participant in accordance with the provisions of Section 7.6 hereof.

Section 10.6. Selection of Independent Agent. Any Independent Agent serving in such capacity pursuant to the Plan shall be selected by the Company, and the Administrator and the Company, or either of them, shall, subject to the provisions of Section 3.3 hereof, make such arrangements and enter into such agreements with the Independent Agent in connection with the activities contemplated by the Plan as the Administrator and the Company, or either of them, deem reasonable and appropriate.

Section 10.7. Source of Shares of Common Stock. The Company shall not change the source of shares of Common Stock purchased by Participants in the Plan (i.e., either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company’s treasury purchased from the Company or (ii) shares of Common Stock purchased in the open market) more than once in any three-month period.

Section 10.8. Administrator Account. The Administrator has established and shall maintain a non-interest bearing account with any commercial bank organized under the laws of the United States or any state, which commercial bank must have assets in excess of $500,000,000, and such account shall consist of all Dividends, Interest, optional cash investments and initial cash investments (together with all Dividends, Interest, optional cash investments and initial cash investments deposited therein from time to time, the “Administrator Account”).

ARTICLE XI

[Reserved]

ARTICLE XII

Miscellaneous Provisions

Section 12.1. Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of Texas.

Section 12.2. Acceptance of Terms and Conditions of Plan by Participants. Each Participant, by completing an Enrollment Form and as a condition of participation herein, for himself, his heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the Administrator hereunder.

IN WITNESS WHEREOF, CENTERPOINT ENERGY, INC. has amended and restated the Prior Plan in the form of this CenterPoint Energy, Inc. Fourth Amended and Restated Investor’s Choice Plan and has executed this Plan evidenced by the signature affixed hereto of its Executive Vice President and Chief Financial Officer, William D. Rogers, effective as of the close of business on January 28, 2016.

CENTERPOINT ENERGY, INC.

By:	/s/ William D. Rogers
	Name:	William D. Rogers
	Title:	Executive Vice President and Chief Financial Officer